Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of UL Solutions Inc. of our report dated February 28, 2023 relating to the financial statements of UL Solutions Inc. (formerly known as UL Inc.), which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
November 13, 2023